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                                                               EXHIBIT 10.54

                          NEXSTAR PHARMACEUTICALS, INC.
                              2860 WILDERNESS PLACE
                             BOULDER, COLORADO 80301



August 18, 1998


Mr. Patrick J. Mahaffy
NeXstar Pharmaceuticals, Inc.
2860 Wilderness Way
Boulder, Colorado 80301

Re:      SEPARATION AGREEMENT

Dear Patrick:

This letter shall constitute the separation agreement (the "Agreement") between you and NeXstar Pharmaceuticals, Inc. (the "Company"). Upon your execution of this Agreement, this Agreement shall replace and supersede in its entirety all of the provisions and terms of your May 1992 letter agreement with the Company regarding your employment and any other employment agreement that you now may have with the Company and any termination or severance pay plan or arrangement of the Company.

1. Your resignation as the Chief Executive Officer of the Company, as a member of its Board of Directors and as an officer or director of any of the Company's subsidiaries will be effective as of the close of business on August 19, 1998 (the "Effective Date").

2. For a period commencing on the Effective Date and ending on May 21, 1999 (the "Consulting Period"), you will provide consulting services to the Company as requested by the Company's Board of Directors or its executive officers, which consulting services will be comprised of advice concerning or performing work related to matters on which you worked while serving as an executive officer of NeXstar ("Consulting Services"). Such services may, among other tasks, include your continued involvement with Proligo, L.L.C., the Company's joint venture with SKW-Trostberg AG, NIGU Chemie GmbH or their affiliates (the "Proligo Joint Venture"), negotiations regarding a possible joint venture in the field of diagnostics and negotiations regarding the acquisition of the U.S. marketing rights to AmBisome. You will be permitted to provide such services from your home or from such office as you may establish for yourself, and you will make yourself available to provide such services at such reasonable times as the Company may request; PROVIDED,



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Patrick J. Mahaffy
August 18, 1998
Page 2

     that the Company will cooperate with you in the event that you have conflicts in connection with your other work-related or personal obligations, and PROVIDED, FURTHER, that unless otherwise mutually agreed, you will not be expected to render more services than an average of 10 hours per month during the Consultation Period.

3. As severance payments and in consideration of the Consulting Services, the Company will pay you salary continuation payments at the rate of $25,000 per month for a period of twenty-four (24) consecutive months commencing on August 20, 1998 (the "Salary Continuation Period"). During the first eighteen (18) months of the Salary Continuation Period, the Company will have no right to reduce such monthly payments to you to reflect a set-off of any amounts earned by you from other employment during such period . However, in the event you are employed on a full-time basis by any entity during the last six months of the Salary Continuation Period, you will report to the Company the amounts received by you as compensation in such employment with respect to such six month period (whether or not paid during that period), and the Company will have the right to reduce the monthly payments made to you during such six month period by the amount of the compensation paid to you in your new employment. All payments made to you during the Salary Continuation Period will, of course, be subject to appropriate withholding by the Company for federal, state and local payroll taxes and income tax withholding.

4. The Company will continue during the Salary Continuation Period to provide you and your family with medical benefits substantially similar to the medical benefits provided to you immediately prior to the Effective Time (provided that you continue to make the same employee contributions with respect to such benefits as you had immediately prior to the Effective
     Time); PROVIDED, HOWEVER, that the Company will not be required to continue such coverage in the event you accept employment with any other entity and such other entity offers you the opportunity to receive medical benefits for you and your family on terms substantially similar to the medical benefits provided to you by the Company.

5. During the Salary Continuation Period, the Company will also continue to pay the premiums on the $500,000 term life insurance policy which it has purchased for the benefit of your estate. At the end of the Salary Continuation Period, to the extent permitted by the terms of such policy, the Company will give you the right to elect to have such policy assigned to you so that you may, at your own expense, continue such policy in effect.

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Patrick J. Mahaffy
August 18, 1998
Page 3

6. All of the stock options that have been awarded to you under the Company's stock option plans will fully vest as of the Effective Date and you will be entitled to exercise such options during the Consulting Period and, in accordance with the terms of such plans and the agreements reflecting such options, during a ninety (90) day period following the completion of the Consulting Period, or such longer period, if any, as is then available to you under the terms of the Company's stock option plans.

7. In recognition of your successful efforts at having brought to fruition the Proligo Joint Venture, the Company will pay you, in one lump sum (less applicable withholding, if any), the amount of $150,000; such payment to be made on or before August 21, 1998.

8. The Company will separately reimburse you for all reasonable and necessary out-of-pocket expenses which you incur in the course of performing the consulting services contemplated by this Agreement upon submission by you to the Company of invoices or receipts reflecting such expenses, PROVIDED that such expenses are in accordance with the Company's reimbursement policies for its employees generally.

9. As part of the consideration for this Agreement, you agree that during the Consulting Period and for a period of one year thereafter, you will not interfere with, disrupt or attempt to disrupt the relationship (contractual or otherwise) between the Company and any of its customers, suppliers, lessors, lessees, employees, board members, consultants, research partners, creditors or investors. You further agree that during such period you will not (a) participate in the business (whether as an officer, director, owner (except for a beneficial ownership interest of less than 1%), employee, partner, consultant, advisor or other direct or indirect participant) of The Liposome Company, Sequus Pharmaceuticals or Aronex Pharmaceuticals, Inc., or of any entity engaged in the field of aptamer research or in the marketing or sales of aptamer based products. You acknowledge and agree that the provisions of this paragraph are necessary, among other reasons, for the protection of the Company's trade secrets. You further acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this paragraph 9 would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of your violation of any provision of this paragraph, the Company shall be

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Patrick J. Mahaffy
August 18, 1998
Page 4

     entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. You acknowledge and agree that the covenants set forth in this paragraph are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10. You acknowledge that you continue to be obligated under the confidentiality agreements which you have previously executed with the Company and you confirm that you will maintain in confidence and not make use of information concerning the Company's business and affairs of any nature that is not otherwise a matter of public record.

11. On your own behalf and on behalf of your heirs and assigns, you hereby release and discharge the Company, its subsidiaries, stockholders, directors, officers, employees and agents (collectively referred to as the "NeXstar Released Parties"), of and from, and covenant not to sue or assert against the NeXstar Released Parties, for any purpose, all claims, causes of action, damages, losses, liabilities and demands whatsoever including but not limited to any claim arising from or related to or attributable to your employment with the Company and the termination of such employment. This release includes, but is not limited to, all matters which may arise at common law or under federal law, state law or local laws. You understand and express acknowledge that this release of claims extends to all claims of every nature and kind, known and unknown, suspect or unsuspected, presently existing or which may arise in the future caused by or resulting from or attributable to any act or omission of the NeXstar Released Parties occurring prior to the date of this Agreement. Notwithstanding the foregoing, by giving the release contained in this paragraph you do not relinquish your right to enforce the provisions of this Agreement or your right to indemnification for acts occurring or liabilities arising on or prior to the Effective Date or for acts taken in good faith on behalf of the Company during the Consulting Period, including any right for reimbursement of expenses (including, without limitation, attorneys fees and costs) from the Company under charter provisions, by laws or insurance arrangements or under applicable law with respect to any claim asserted

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Patrick J. Mahaffy
August 18, 1998
Page 5

     against you in your capacity as an officer or director of the Company or any of its subsidiaries, or as a consultant to the Company.

12. The Company hereby releases and discharges you and your heirs and assigns (the Mahaffy Released Parties), of and from, and covenants not to sue or assert against the Mahaffy Released Parties, for any purpose, all claims, causes of action, damages, losses, liabilities and demands whatsoever which the Company ever had, now has, or in the future may have, for, upon or by reason of any actions undertaken by you in your capacity as an officer or director of the Company or of any of its subsidiaries in good faith and in a manner which you reasonably believed to be in, or not opposed to, the best interests of the Company.

13. Upon the Effective Date, you will return to the Company all property in your possession belonging to the Company, including, but not limited to, such items as keys, security cards, equipment on loan, files, documents, computer hardware and software, computer disks and other accessories, and all other corporate property of the Company; PROVIDED, HOWEVER, that during the term of the Consulting Period: (i) you will continue to have the right to use the Company credit cards and telephone cards previously issued to you for reasonable and necessary business expenses incurred, as contemplated by Paragraph 8 above, in connection with the rendering of consulting services hereunder and (ii) you will continue to have access to the Company's voice messaging system to retrieve messages left for you, and in connection with such messaging, the Company will maintain in effect your direct-dial phone number during the Consulting Period. At the completion of the Consulting Period, you will promptly return to the Company any such credit cards and phone cards.

14. In the event that you file or otherwise seek to obtain an award of unemployment insurance benefits, the Company will not contest or otherwise interfere with your application for such benefits. However, if the Company receives a request for job separation information from the Colorado Department of Labor and Employment or some other governmental entity, the Company may disclose the amount of severance payments paid pursuant to this Agreement.

15. You expressly agree that you will not disparage or defame the Company and, correspondingly, the Company agrees that the members of its Management Committee, together with those individuals working with the Management Committee on the Company's behalf who have actual knowledge of this Agreement will be instructed not to disparage or defame you. Attached

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Patrick J. Mahaffy
August 18, 1998
Page 6

     hereto is the text of the press release that the Company will issue on August 19 describing your departure from the Company, which both you and the Company hereby acknowledge as acceptable.

16. You and the Company both acknowledge that each party has been advised to consult with an attorney before signing this Agreement.

17. You acknowledge that you have received value under this Agreement in excess of that to which you would otherwise be entitled under the policies and normal practices of the Company.

18. This Agreement sets forth the entire agreement between the parties relating to your separation from the Company and it may not be modified or terminated except in a written instrument signed by both parties. This Agreement may be executed by facsimile signature and may be executed in several counterparts, each of which shall be deemed an original and all of which taken together will constitute a single instrument

19. This Agreement will be governed by and construed in accordance with the laws of the state of Colorado. In the event that either party to this Agreement commences an action or proceeding to enforce the terms of this Agreement, the party substantially prevailing shall be entitled to reimbursement for his or its reasonable expenses incurred in such action or proceeding, including the payment of his or its attorney's fees, from the other party. The parties further agree that any action to enforce this Agreement shall be brought in the District Court of the 20th Judicial District, Boulder County, Colorado because that is where the Company is located and that is where you were last employed by the Company.

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Patrick J. Mahaffy
August 18, 1998
Page 7

Please acknowledge your understanding of and agreement to the provisions of this Agreement by signing and dating the statement below.

Sincerely,
NeXstar Pharmaceuticals, Inc.



By ___________________________



MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THE ABOVE, UNDERSTAND WHAT I AM SIGNING, AND AM ACTING OF MY OWN FREE WILL. I UNDERSTAND THAT IF ANY PROVISION OF THIS AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. I UNDERSTAND THAT THIS AGREEMENT AND ITS TERMS REPLACE IN ALL RESPECTS THE TERMS OF MY EMPLOYMENT AGREEMENT, DATED MAY 1992, WITH THE COMPANY. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY, AND I HAVE DONE SO, PRIOR TO SIGNING THIS AGREEMENT.



SIGNATURE:                                  DATE
         ----------------------------             --------------------
          Patrick J. Mahaffy

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